                                                                   EXHIBIT 10.12
                               FOUNDRY AGREEMENT
                               -----------------

     This Foundry Agreement (the "Agreement") is made and entered into this 14 day of November, 1990, and is effective as of Effective Date (as defined below) by and between SYNERGY SEMICONDUCTOR, a corporation organized and existing under the laws of the State of California, having its principal office at 3450 Central Expressway, Santa Clara, California 95051, U.S.A. (hereinafter referred to as "Synergy"); and TOSHIBA CORPORATION, a corporation organized and existing under the laws of Japan, having a place of business at 1-1, Shibaura, 1-Chome, Minato-ku, Tokyo 105, JAPAN and TOSHIBA AMERICA ELECTRONICS COMPONENTS INC., a California corporation, having its principal place of business at 9775 Toledo Way, Irvine, California 92718 (hereinafter referred to as "TAEC".) TOSHIBA CORPORATION and TAEC shall be hereinafter collectively referred to as "Toshiba".


                                  WITNESSETH:

     WHEREAS, Toshiba desires to act as a vendor to Synergy for the purpose of manufacturing and supplying Bipolar and BiCMOS ASICs and other semiconductor devices as designed by Synergy and manufactured using Synergy Process as defined below, and Synergy desires to use Toshiba as a vendor as provided herein and,

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:


1.   DEFINITION AND RELATED MATTERS
     ------------------------------

     1.1 "Synergy Process" shall mean Synergy's existing Bipolar process called "ASSET" and BiCMOS process which Toshiba has licensed from Synergy pursuant to the "License Agreement" between Synergy and Toshiba dated as of the date of this Agreement. Synergy Process shall include modifications and/or improvements to such existing process made by Toshiba.

     1.2       "Product" shall mean each semiconductor product referenced in
               Section 3.1 below.

     1.3 "Affiliate" shall mean each company which controls, is controlled by, or is under common control with, that party, where "control" means, in the case of a corporation, the power to elect a majority of the board of directors, but only for so long as such control exists.

     1.4 "Effective Date" shall have the meaning set forth in Section 14 below.

     1.5 "Prototype" Products shall mean limited quantities of Products that are manufactured for the purpose of evaluating the design thereof.

     1.6 "Preproduction" Products shall mean Products manufactured in limited quantities, prior to commencing production manufacturing thereof.

2.   PROCESSES
     ---------

     2.1 Toshiba will, directly or through its Affiliates, install a wafer fabrication facility or improve its existing wafer fabrication facility so that it is capable of producing wafers using the Synergy Process. This facility will be available not later than April 1, 1992.

     2.2 Toshiba will manufacture Products by utilization of design pattern data provided by Synergy in CALMA GDS II or other agreed upon in writing tape format sized to Toshiba standards.

     2.3 In no event shall Toshiba be required to deliver any mask tooling made by Toshiba hereunder during the term of this Agreement and thereafter regardless of the payment therefor. Any mask tooling made by Toshiba for Synergy's data base tapes shall be destroyed by Toshiba within thirty (30) days of notification by Synergy that the mask tooling is no longer needed. In no event shall such mask tooling be used for the benefit of any party other than Synergy.

3.   PRODUCTS
     --------

     3.1 Pursuant to this Agreement, Toshiba will make available to Synergy manufacturing services for

               (i) Synergy designed products suitable for manufacture of Toshiba's wafer fabrication facility as specified in Section 2.1, and

               (ii) ASICs to be developed pursuant to the "Development Agreement" between Synergy and Toshiba dated as of the date of this Agreement.

     3.2 All Products will be ordered for delivery to Synergy in wafer form. Synergy will be entitled to order Products in finished product form subject to Toshiba's consent, which shall not be unreasonably withheld by Toshiba. Terms and conditions for finished products shall be discussed in good faith by the parties.

     3.3 Nothing herein shall be construed to grant Synergy any right or license to market or sell its products as "Toshiba" products. Synergy shall, however, be entitled to advise customers that its Products are manufactured for Synergy by Toshiba.

4.   TESTING-RELIABILITY
     -------------------

     4.1 Synergy and Toshiba agree that all Products purchased by Synergy under this Agreement shall receive and meet mutually agreed in writing parametric in-process inspection by Toshiba using process control monitors on each wafer.

     4.2 Synergy acknowledges that Products purchased by Synergy under this Agreement shall not be specifically tested for reliability by Toshiba. Synergy may, at its sole option and expense, perform reliability testing on the Products provided by Toshiba. In the event that any Synergy reliability testing detects a problem whose cause for deterioration is not clear enough for both parties to define, then both parties shall, in good faith, work together to resolve the problem in a timely manner.

     4.3 EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN SECTION 4.1 ABOVE AND 4.5 BELOW, TOSHIBA MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     4.4 Toshiba agrees to perform a visual inspection prior to shipping wafer Products to Synergy. Any wafer failing to meet Toshiba's internal visual inspection criteria shall be removed at no charge to Synergy from the wafer lot prior to shipment to Synergy.

     4.5 Synergy shall perform lot acceptance testing of all Products received by Synergy within 45 days after Synergy's receipt of such lot. If Synergy determines that any product fails to meet the mutually agreed parametric test criteria, Synergy shall without delay send a failure report to Toshiba. If Toshiba acknowledges such failure, Toshiba shall replace such failed Product with new Product or, at its option, refund the price for such failed Product.

5.   TECHNICAL SUPPORT
     -----------------

     5.1 Synergy and Toshiba will exchange specifications, drawings, and other technical data necessary to execute the conditions of this Agreement. Synergy will provide to Toshiba either GDS II (or other agreed format) data base tapes or mask plates.

     5.2 Toshiba agrees to cooperate with Synergy in discussing schedules, production results, production problems, and other technical or business related issues.

6.   ORDER PROCEDURE
     ---------------

     6.1 Forecast Requirements: Synergy shall provide to Toshiba a rolling six (6) month production forecast at the beginning of each calendar month. Such forecast shall detail, to the degree of accuracy known at that time, the quantity and type of Products required by Synergy for the period specified. Synergy agrees to notify Toshiba, at least three (3) month in advance to the extent practical, of any changes that may significantly alter the current production forecast.

     6.2 Capacity Allocation: Synergy will commit to have at least 50% of its wafers of Products manufactured by Toshiba for a period until March 31, 1997. Toshiba will make available sufficient capacity for its and Affiliates facility to supply Synergy's commitments subject to Toshiba's capacity limitation. Provided, however, that, in the case Toshiba cannot meet Synergy's requirements due to Toshiba's available capacity limitation, both parties will negotiate in good faith an altered production allocation. Toshiba agrees to notify Synergy as soon as practical after receipt of Synergy forecast if it believes that it will be unable to fulfill the forecasted orders because of capacity limitations.

     6.3 Wafer Order Quantities: Synergy shall order Toshiba wafer Products with the minimum quantity of six(6) wafers for Prototypes of Gate Array and Standard Cell, and twelve(12) wafers for Prototypes of other Products and all Preproduction and production Products.

     6.4 Lead Times: The maximum lead times for ordered wafer Products shall be six(6) weeks for Gate Array and three(3) months for other Products.

     6.5 Synergy shall release to Toshiba a purchase order for Products to be purchased hereunder. Synergy purchase orders shall be Toshiba's authorization to process and ship products to Synergy. Purchase orders shall include product description, part number, quantity, unit price, shipping instructions and reference to product specifications. Toshiba shall provide to Synergy written acceptance of Synergy purchase orders conforming to this Agreement within one(1) week of Toshiba's receipt of such purchase orders.

     6.6 Product Cancellation: Synergy may cancel by written notice to Toshiba any Product set forth by purchase order under this Agreement. In such case, Synergy shall pay Toshiba the amounts set forth hereunder:

     6.6.1 Synergy shall pay Toshiba one hundred percent (100%) of the fully processed wafer price for any Preproduction and production Gate Array Product canceled within five (5) weeks of the scheduled delivery date. If the wafer fabrication process has not begun at the time of cancellation, there shall be no cancellation charge to Synergy.

     6.6.2 Synergy shall pay Toshiba the following percent of the fully processed wafer price for any Preproduction or production Product other than Gate Array canceled within the following weeks of the scheduled delivery date.

                 Less than 3    weeks        100%
                 3 to 6         weeks        75%
                 6 to 9         weeks        50%
                 9 to 12        weeks        25%

               If the wafer fabrication process has not begun at the time of cancellation, there shall be no cancellation charge to Synergy.

     6.6.3 Synergy shall pay Toshiba any unpaid portion of the mask tooling charges for any design that is canceled prior to the first delivery of the canceled Product. If mask making process has not been started for that design, there shall be no cancellation charge to Synergy.

     6.7 For the purpose of this Agreement all lead times shall exclude those periods for scheduled Toshiba plant closures for vacation. Toshiba agrees to furnish to Synergy within seven(7) days of its initial availability the schedule of its vacation plant closures. It is also understood that all lead times are from Toshiba's receipt of the

               Synergy purchase order and required mask tooling input (if required) to delivery from TAEC (Irvine).

     6.8 Delivery of the Products specified on each purchase order shall be made by Toshiba on or before the delivery date(s) specified on each purchase order and in quantity of not less than three(3) wafers for Prototypes of Gate Array and Standard Cell Products, and not less than eight(8) wafers for Prototypes of other Products and all Preproduction and production Products.

     6.9 All Products shipped to Synergy under this Agreement shall be packaged to prevent shipping or electrostatic damage in a manner consistent with normal industry practices for the shipment of such devices.

7.   PRICE
     -----

     7.1 In consideration of each item Toshiba work set forth hereinbelow, Synergy shall pay Toshiba the amount corresponding to each item of Toshiba work; provided, however, all amounts are subject to adjustment in accordance with Section 7.5. All prices for delivered Product are F.O.B. TAEC.

     7.2 In the event that Synergy desires Toshiba to generate the required mask tooling, Synergy shall pay Toshiba for mask plate generated. The price of the mask plate is specified in Exhibit A hereto.

     7.2.1 Synergy may, at its option and expense, choose to fabricate the mask tooling through any mask vendor who has been jointly qualified by Toshiba and Synergy for these Products.

     7.3 All prices for each Prototype, Preproduction, and production product set forth by purchase order under this Agreement shall be specified in Exhibit B and based on F.O.B. TAEC.

     7.3.1 Toshiba warrants that all prices for Products purchased under this Agreement by Synergy are at least as favorable as the prices provided to any other non-Affiliated Toshiba customer for comparable product and comparable aggregate annual volume and other comparable terms and conditions.

     7.3.2 In the event that Toshiba provides more favorable pricing to any non-Affiliated Toshiba customer for comparable product and comparable aggregate annual volume, then the prices offered to Synergy shall be reduced by such amount as to match the more favored customer.

     7.3.3 By January 1, 1992 and each July 1 and January 1 thereafter, the parties shall have negotiated, in good faith, actual Product prices for the following half year.

     7.4 In the event further price negotiation is required for additional work hereunder not yet discussed or defined, then both parties agree to negotiate in good faith to arrive at an equitable adjustment of existing prices on an expedited basis.

     7.5 Any price or amount set forth in this Agreement shall be subject to adjustment as set forth below if the exchange rate for Japanese Yen to U.S. dollar, measured as set forth below, varies from the "base rate" by more than ten (10) Japanese Yen. The initial base rate shall be one hundred thirty (130) Japanese Yen to one U.S. dollar.

     7.5.1 The exchange rate shall be determined at the beginning of the third month of each calendar quarter using the "Wall Street Journal, Asian Edition" average exchange rate for the prior three
               (3) months. The adjustment date shall be the beginning of the next calendar quarter. Adjustment of the price shall be calculated as follows:

                                       ( Base Rate - New Rate)
     Adjusted Price = Current Price X  (1+ ------------------)
                                       (2 X Base Rate        )

               The new exchange rate shall then become the "base rate" for subsequent determinations of whether adjustment is required and for calculation of the adjustment.

     7.5.2 All prices shall remain constant throughout the remainder of the then current quarter. All price adjustments shall apply only to new orders submitted after the adjustment date. There shall be no adjustment to existing orders or new orders submitted prior to the adjustment date; providing, however, that any such new order must be scheduled for delivery within a period not to exceed two
               (2) months from the adjustment date.

     7.6 The parties shall diligently and in good faith negotiate pricing for Products not specified in Exhibit B.

8.   PAYMENT
     -------

               All payments hereunder shall be made by Synergy in United States dollars. The payment by Synergy to Toshiba shall be to TAEC. Payment shall be made to invoice on terms of NET 30 DAYS.

9.   TAXES AND DUTIES
     ----------------

     9.1 Duties, taxes, import fees, tariffs now known, and the like incurred relating to importation of product to the U.S.A. under this Agreement, shall be the responsibility of Synergy.

10.  SYNERGY'S FOUNDRY SERVICE FOR TOSHIBA
     -------------------------------------

     10.1 Subject to Section 10.2, Synergy will, upon request of Toshiba, make available manufacturing for Prototypes of (i) ASICs to be developed pursuant to the "Development Agreement" and (ii) any other products to be mutually agreed upon by Synergy and Toshiba.

     10.2 In the case Toshiba orders the manufacturing service from Synergy, both parties shall discuss in good faith the terms and conditions of such Synergy's foundry service for Toshiba, which contain , but not limited to, production volume, price, schedule, delivery, packaging, testing, reliability, and technical support. The terms and conditions of such Synergy's foundry service for Toshiba shall be comparable to those of Toshiba's foundry service for Synergy.

11.  PATENT AND LICENSE
     ------------------

     11.1 Title to any inventions, mask work rights, copyrights, and any patents issuing thereon which may be embodied in the logic design, equipment design, or any other technical information supplied by Synergy under this Agreement shall belong to Synergy or its customer, provided that this shall not affect Toshiba's rights with respect to copyrights, mask work rights, inventions, patents issuing thereon and other technical information which is owned, controlled or possessed by Toshiba prior to the receipt thereof from Synergy.

     11.2 Title to any inventions, mask work rights, copyrights, and any technical information and patents issuing thereon which may arise out of work performed by Toshiba under this Agreement shall belong to Toshiba, provided that this shall not affect Synergy's rights with respect to copyrights, mask work rights, inventions, patents issuing thereon and other technical information which is possessed by Synergy prior to the receipt thereof from Toshiba. Title to any inventions, mask work rights, copyrights, and any technical information and patents issuing thereon which may arise out of work performed by Synergy under this Agreement shall belong to Synergy.

     11.3 Title to any inventions, mask work rights and copyrights which may be conceived jointly by Synergy and Toshiba employees under this Agreement shall belong jointly to Synergy and Toshiba, and both parties shall decide whether or not to file patent applications or registrations with respect thereto. The control over the preparation and prosecution of any patent applications or other registrations with respect to such jointly owned rights shall be mutually decided by Synergy and Toshiba, and the cost thereof shall be shared equally by Toshiba and Synergy.

     11.4 It is understood that neither party shall grant to the other party any right or license under its intellectual property rights except for purchases under, or otherwise as necessary for the performance of, this Agreement.

12.  LIMITATION OF LIABILITY
     -----------------------

     EXCEPT FOR A BREACH OF SECTION 13 HEREOF, NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR ANY CAUSE IN RESPECT OF THIS AGREEMENT, OR THE PERFORMANCE OR NON-PERFORMANCE HEREOF. IN NO EVENT SHALL THE MAXIMUM LIABILITY OF EITHER PARTY TO THE OTHER PARTY EXCEED THE AMOUNT WHICH TOSHIBA RECEIVED FROM SYNERGY FOR PRODUCTS THAT CAUSED LIABILITY.

13.  CONFIDENTIAL INFORMATION
     ------------------------

     13.1 The term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed thirty (30) days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party.

     13.2 Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except for purposes contemplated herein, and shall not disclose such Confidential Information to any third party except as may be reasonably required in connection with the design, manufacture and sale of Products pursuant to this Agreement, and subject to written confidentiality obligations at least as protective as those set forth herein signed by the third party and naming the other party to this Agreement as a beneficiary of the third party's confidentiality obligations. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement

     13.3 Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which:

               (i) is in the possession of the receiving party as of the effective date of this Agreement, independently of any disclosure by the disclosing party, as evidenced by written documents in existence prior to the date of any disclosure of such information to the receiving party by the disclosing party;

               (ii) is or becomes available to the public, separate or apart from any disclosures by the receiving party;

               (iii) is learned by the receiving party from a third party entitled to disclose such information, provided the receiving party complies with all restrictions imposed by the third party; or

               (iv)   is independently developed by the receiving party.

     13.4 Each party shall exert its best efforts, including, but not limited to, the execution of proprietary non-disclosure agreements with employees and consultants, and legal action, to enforce compliance with the provisions of this section by its directors, officers, employees, and any third party having access to the other party's Confidential Information.

     13.5 the parties acknowledge that the obligations and promises under this Section 13 are of a special, unique and intellectual character which gives them particular value, and that a breach thereof could result in irreparable and continuing damage for which there can be no reasonable or adequate damages, remedy or compensation in action or law. Each party expressly agrees that each shall be entitled to injunctive relief, a decree for specific performance and/or other equitable relief in the event of any breach or threatened breach by the other of its obligations or promises under this Section 13, in addition to any other rights or remedies which it may possess (including monetary damages, if appropriate).

     13.6 The obligations of the parties under this section shall terminate or the fifth anniversary of the disclosure of Confidential Information.

14.  TERM AND TERMINATION
     --------------------

     14.1 This Agreement shall be effective upon execution of this Agreement or upon such other later date as mutually agreed upon, and shall expire on March 31, 1997 unless and until earlier terminated as provided in this section or elsewhere in this Agreement. This Agreement may be renewed by agreement of both parties.

     14.2 If either party defaults in the performance of its material obligations hereunder and if any such default is not corrected within ninety (90) days after it shall have been called to the attention of the defaulting party, in writing, by the other party, then the other party, at its option, may, in addition to any other remedies it may have, thereupon terminate this Agreement by giving written notice of termination to the other party.

     14.3 This Agreement may be terminated by either party, on notice, (i) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the debts, (ii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in such party's favor within sixty (60) days thereafter, (iii) upon the other party's making an assignment for the benefit of creditors, or (iv) upon the other party's dissolution or ceasing to do business in the normal course.

     14.4 This Agreement may be terminated by Toshiba on notice upon the closing of a transaction or a series of related transactions by which a competitor of Toshiba acquires all or substantially all of the assets or voting securities of Synergy, or an Affiliate of such an entity merges with or into Synergy. For this purpose, a "competitor of Toshiba" means any corporation or other entity which is engaged in selling semiconductor products to the market at the time of such closing and whose annual sales of semiconductor products is no less than 500 million U.S. dollars.

     14.5 Upon any termination or expiration of this Agreement, Toshiba shall continue, for a period of one year after the effective date of such termination or expiration, to manufacture and sell to Synergy, at mutually agreed prices, existing Synergy Products which Toshiba is then manufacturing as production Products for Synergy for existing Synergy customers. The parties shall discuss such prices in good faith.

15.  GOVERNMENT APPROVALS
     --------------------

     Toshiba shall use its best efforts to obtain all required approvals from the Japanese government in a timely fashion, and Synergy shall use its best efforts to obtain all required approvals from the United States government in a timely fashion, as shall be required to consummate the transactions contemplated by this Agreement. This Agreement (other than this Section 15) is subject to all required governmental approvals and such approvals shall be in form and substance, not limiting the transactions contemplated hereby, as shall be agreeable to the parties.

16.  GENERAL PROVISIONS
     ------------------

     16.1 This Agreement and any rights or licenses granted herein shall be binding upon and inure to the benefit of the parties hereto and their Affiliates and their respective successors and assigns. Neither party shall assign any of its rights or privileges hereunder without the prior written consent of the other party. Any attempted assignment in derogation of the foregoing shall be null and void. Unless terminated by Toshiba pursuant to Section 14.4, this Agreement will be assumed by a successor to all or substantially all of the assets and business of Synergy by purchase of assets, merger or otherwise. Synergy shall notify of any such transaction not less than 20 days prior to the consummation thereof.

     16.2 Nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise upon either party hereunder any license or other right except the licenses and rights expressly granted hereunder to a party hereto.

     16.3 All notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by registered or certified airmail, postage prepaid, in any post office in the United States or Japan, addressed as follows:

               If to Synergy:

               Synergy Semiconductor Corporation
               3450 Central Expressway
               Santa Clara, CA 95051
               U.S.A.
               Attn:  President & CEO
               Facsimile:  408-737-0831

               If to Toshiba:

               Toshiba Corporation
               1-1, Shibaura 1-chome
               Minato-ku, Tokyo 105-01
               Japan
               Attention:  Senior Manager, America Department,IOEC
               Facsimile:

               Toshiba America Electronics Components Inc. 9775 Toledo way, Irvine, CA 92718
               U.S.A.
               Attn:  Senior Vice President, Semiconductor Group
               Facsimile:

               Either party may change its address by a notice given to the other party in the manner set forth above. A notice herein provided shall be construed to have been given seven(7) days after the mailing thereof.

     16.4 This Agreement and the obligations and performance of the parties hereto and of the Affiliates of the parties shall be subject to all laws, both present and future, of any Government having competent jurisdiction over the parties hereto or the Affiliates of the parties, and to orders, regulations, licenses, directions or requests of any such Government, or any department, agency or corporation thereof and contingencies as a result of war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the parties, and the parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by any such law, order, regulation, direction, request or contingency.

     16.5 Synergy agrees not to export or reexport, or cause to be exported or reexported, any technical data (including any technical information) furnished by Toshiba hereunder or the direct product of such technical data to any destination, person or firm in violation of the Japanese laws and regulations governing the export of Japanese commodities and technical data.

     16.6 Toshiba hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or re-export of any proprietary information or Licensed Process or copy or any direct product thereof in violation of any such restrictions ,laws or regulations, or to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations(or any successor supplement or regulations); Synergy shall obtain any necessary licenses and/or exemptions with respect to the export from the U.S. of all Synergy proprietary information and shall demonstrate to Toshiba compliance with all applicable laws and regulations prior to delivery.

     16.7 Nothing contained herein or done in pursuance of this Agreement shall constitute either party hereto the agent for the other party for any purpose or in any sense whatsoever.

     16.8 The applicable law governing any course of action arising out of this Agreement, or the performance by either party hereto, shall be governed by the laws of Japan.

     16.9 If disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Agreement are unable to be settled between the parties, such disputes, controversies or differences shall be referred to and finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, Tokyo.

     16.10 The captions used in this Agreement are for convenience of reference only and are not to be used in interpreting the obligations of the parties under this Agreement.

     16.11 In the event of any conflict or inconsistencies between the provisions of this Agreement and the provisions of any exhibits attached hereto or the provisions of any documents incorporated by reference, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have respectively caused this Agreement to be duly executed by their authorized representatives as of the date first below written.



                                                SYNERGY SEMICONDUCTOR


                                                By_____________________________


                                                Date___________________________



                                                TOSHIBA CORPORATION


                                                By_____________________________


                                                Date___________________________



                                                TOSHIBA AMERICA ELECTRONICS
                                                COMPONENTS INC.


                                                By_____________________________


                                                Date___________________________

                                 (P)Exhibit A
                                 ------------


                           Mask Price   $1,750/Plate


                                   Exhibit B
                                   ---------

                              (to be determined)